FORM 4

//  Check this box if no longer                         OMB APPROVAL
     subject to Section 16,                          OMB NUMBER: 3235-0287
     Form 4 or Form 5                             EXPIRES: SEPTEMBER 30, 1998
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     See Instruction 1(b)                            HOURS PER RESPONSE 0.5


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
1.   Name and Address of Reporting Person*

     Napoleone                       Sandra
     (Last)                         (First)                   (Middle)

     26 Andrea Lane
     (Street)

     Woodbridge                         Ontario                L4L-1E7
     (City)                         (State)                     (Zip)

2.   Issuer Name and Ticker or Trading Symbol

     Dimgroup.com Inc. (DGRP)

3.   IRS or Social Security Number of Reporting Person (Voluntary)

4.   Statement for Month/Year

     10/00

5.   If Amendment, Date of Original (Month/Year)

     11/13/2000

6.   Relationship of Reporting Person(s) to Issuer (Check all applicable)

     (  )  Director                              (  )  10% Owner
     (  )  Officer (give title below)            ( x )  Other (specify below)

          Spouse of Director

7.   Individual or Joint/Group Filing (Check Applicable Line)

     ( V )  Form filed by One Reporting Person
     (   )  Form filed by More than One Reporting Person

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.  Title of Security                  2.  Transaction Date
    (Instr. 3)                             (Month/Day/Year)
- --------------------------------------  ------------------------
a.  Common Stock, par value $.001          10/10/2000
- --------------------------------------  ------------------------

b.  Common Stock, par value $.001          10/10/2000
- --------------------------------------  ------------------------

c.  Common Stock, par value $.001          10/10/2000
- --------------------------------------  ------------------------

d.  Common Stock, par value $.001          10/24/2000
- --------------------------------------  ------------------------

e.
- --------------------------------------  ------------------------

f.
- --------------------------------------  ------------------------

3.  Transaction      4.  Securities Acquired (A) or
    Code                 Disposed of (D)
    (Instr. 8)           (Instr. 3, 4 and 5)
- -------------------  -------------------------------------------
    Code       V        Amount       (A) or (D)      Price
- ---------   -------  -------------  -------------  -------------
a.   S                   10,000          D              $.1875
- ---------   -------  -------------  -------------  -------------

b.   S                   5,000           D              $.1870
- ---------   -------  -------------  -------------  -------------

c.   S                   10,000          D              $.20
- ---------   -------  -------------  -------------  -------------

d.   S                   20,000          D              $.2188
- ---------   -------  -------------  -------------  -------------

e.
- ---------   -------  -------------  -------------  -------------

f.
- ---------   -------  -------------  -------------  -------------


5.  Amount of Securities        6. Ownership Form:  7. Nature of Indirect
    Benificially Owned             Direct (D) or       Beneficial Ownership
    at End of Month                Indirect (I)
                                   (Instr. 4)          (Instr. 4)
    (Instr. 3 and 4)

- ------------------------------  ------------------  -----------------------
a.  290,000			                      	I	               	As spose of Director
- ------------------------------  ------------------  -----------------------

b.  295,000		                      		I	               	As spouse of Director
- ------------------------------  ------------------  -----------------------

c.  285,000                          I               		As spouse of Director
- ------------------------------  ------------------  -----------------------

d.  265,000		                      		I	               	As spouse of Director
- ------------------------------  ------------------  -----------------------

e.
- ------------------------------  ------------------  -----------------------

f.
- ------------------------------  ------------------  -----------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
If the form is filed by more than one reporting person, see Instruction 4(b)(v).


FORM 4 (continued)  Table II - Derivative Securities Acquired, Disposed of,
                               or Beneficially Owned
                (e.g, puts, calls, warrants, options, convertible securities)

1. Title of     2. Conver-    3. Transac- 4. Transac-   5. Number of
   Derivative      sion or       tion        tion          Derivative
   Security        Exercise      Date        Code          Securities
   (Instr. 3)      Price         (Month/                   Acquired (A) or
                   of            Day/        (Instr. 8)    Disposed of (D)
                   Derivative    Year)                     (Instr. 3, 4 and 5)
                   Security                 -------------  --------------------
                                            Code     V        (A)       (D)
- --------------  --------------  ----------  ----   ------  --------- ----------
a.
- --------------  --------------  ----------  ----   ------  --------- ----------

b.
- --------------  --------------  ----------  ----   ------  --------- ----------

c.
- --------------  --------------  ----------  ----   ------  --------- ----------

d.
- --------------  --------------  ----------  ----   ------  --------- ----------

e.
- --------------  --------------  ----------  ----   ------  --------- ----------

f.
- --------------  --------------  ----------  ----   ------  --------- ----------


6. Date Exercisable           7. Title and Amount of Underlying   8. Price of
   and Expiration                Securities                          Derivative
   Date                          (Instr. 3 and 4)                    Security
   (Month/Day/Year)                                                  (Instr. 5)

- ----------------------------  ---------------------------------
   Date           Expiration      Title            Amount or
   Exercisable    Date                             Number of
                                                   Shares
- ----------------- -----------  -----------------  --------------  -------------
a.
- ----------------- -----------  -----------------  --------------  -------------

b.
- ----------------- -----------  -----------------  --------------  -------------

c.
- ----------------- -----------  -----------------  --------------  -------------

d.
- ----------------- -----------  -----------------  --------------  -------------

e.
- ----------------- -----------  -----------------  --------------  -------------

f.
- ----------------- -----------  -----------------  --------------  -------------

9. Number of         10. Ownership Form    11. Nature of
   Derivative            of Deriva-            Indirect
   Securities            tive                  Beneficial
   Beneficially          Security:             Ownership
   Owned at              Direct (D)            (Instr. 4)
   End of Month          or Indirect
   (Instr. 4)            (I) (Instr. 4)

- -------------------  --------------------  -----------------
a.
- -------------------  --------------------  -----------------

b.
- -------------------  --------------------  -----------------

c.
- -------------------  --------------------  -----------------

d.
- -------------------  --------------------  -----------------

e.
- -------------------  --------------------  -----------------

f.
- -------------------  --------------------  -----------------


Explanation of Responses:

(

/s/ Sandra Napoleone                                      November 10, 2000
- --------------------------------                    ----------------------
** Signature of Reporting Person                            Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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